Exhibit 99.1

August 15, 2005
For Immediate Release

Media Contact:
Mary Anne Petrillo
Scientific Learning Corporation
(510) 625-2218
mpetrillo@scilearn.com

Investor Contact:
Jane A. Freeman
Senior Vice President and
Chief Financial Officer
Scientific Learning Corporation
(888) 665-9707, ext. 5526
investorrelations@scilearn.com

Scientific Learning Reports Second Quarter
Revenue of $13.3 Million, Operating Profit of $3.5 Million

Oakland, CA, August 15, 2005 - Scientific Learning (NASDAQ: SCIL) today announced its revenue for the quarter ended June 30, 2005 was $13.3 million, an increase of 77%, compared to $7.5 million for the quarter ended June 30, 2004.

“Second quarter revenue grew strongly due to the large deferred revenue balance being recognized to the income statement, as well as the strategic pricing change we implemented late in the fourth quarter. As previously discussed, this pricing change resulted in recognition of the majority of the product revenue from perpetual licenses at shipment,” said Robert C. Bowen, Chairman and CEO of Scientific Learning. “Revenue also benefited from the shipment of our new products, Fast ForWord® Language Basics and Fast ForWord to Reading Prep, as well as demand from our customers.”

“K-12 booked sales declined 34% during the second quarter of 2005. Although we anticipated difficult comparisons after our record sales and 70% growth in the second quarter of 2004, we were disappointed with these results,” stated Mr. Bowen. “A significant number of the expected transactions over $100,000 did not close in the quarter, but most have been booked or are forecast to close in the third quarter. As we’ve discussed previously, our sales cycle can be unpredictable, and the timing of large transactions can significantly impact the level of sales in a given quarter. We do not believe that our performance in the second quarter of 2005 is an indicator of future demand for our products. Our sales pipeline remains at record levels. Our sales staff has been increased by 40% compared to last year and we expect our new sales staff to become more productive in the second half. We expect strong growth in booked sales in the second half of the year.”

Gross margins were 84% in the second quarter of 2005, compared to 77% for the second quarter of 2004. Operating expenses in the second quarter of 2005 totaled $7.6 million,

compared to $5.8 million in the second quarter of 2004. The operating profit for the three months ended June 30, 2005 was $3.5 million, compared to a $17,000 operating profit in the same quarter of 2004.

The net profit for the quarter ended June 30, 2005 was $3.6 million and basic earnings per share were $.22, compared to a net loss of $52,000 and $.00 per share in the second quarter of 2004. Diluted net income per share was $.20 in the quarter ended June 30, 2005.

Accounts receivable were $7.8 million on June 30, 2005, compared to $15.8 million on June 30, 2004. Cash and equivalents totaled $7.3 million and there was no debt outstanding on June 30, 2005 compared to $4.4 million in cash and $3.0 million in outstanding debt on June 30, 2004.

Revenue for the six months ended June 30, 2005 was $23.5 million, compared to $14.5 million reported in the same period last year. The net profit was $4.9 million for the first six months of 2005 and basic earnings per share were $.29 compared to a net loss of $341,000 and $.02 per share in the same period of 2004. Diluted earnings per share for the six months ended June 30, 2005 were $.28.

Business Outlook

“Our outlook for the education environment remains positive. We expect continued improvement in the education spending environment in 2005,” said Mr. Bowen. “In addition, the growing acceptance of our Fast ForWord® products, new product additions to our Fast ForWord to Reading line, and a significantly larger sales force make us optimistic about our growth in the balance of 2005 and 2006. We expect booked sales will grow in the range of 2% to 10% in 2005 and in the range of 20% to 30% in 2006.”

“We expect revenue to be above sales in 2005, reflecting the impact of our strategic pricing change combined with the strong roll off of deferred revenue from previous years’ sales,” added Mr. Bowen. “In 2006, we expect this relationship to reverse, with booked sales higher than revenue.”

For the year ending December 31, 2005, the Company is lowering its guidance. Revenue is expected to be in the range of $44.0 to $46.0 million, an increase of approximately 40% to 50% from 2004. The revenue projections include both deferred revenue from previous sales and the revenue from sales of licenses recognized during the period of sale. The Company expects to report a net profit for 2005 between $5.6 million and $6.4 million and basic earnings per share of $.33 to $.38. Diluted earnings per share are expected to be in the range of $.31 to $.35.

The revenue and earnings growth rates experienced in 2005 are not expected to continue in 2006. For the year ended December 31, 2006, the company expects revenue to increase in the range of 5% to 10% and to achieve an operating margin in the range of 8% to 10%.

The above targets represent the Company’s current revenue and earnings goals as of the date of this release and are based on information current as of August 15, 2005. Scientific Learning does not expect to update the business outlook until the release of its next quarterly earnings announcement. However, the Company may update the business outlook or any portion thereof at any time for any reason.

Conference Call Information

The Company will host a conference call at 11:00 a.m. EDT / 8:00 a.m. PDT on Monday, August 15, 2005. The conference call will be available live on the Investor Information portion of the Company’s web site at www.scientificlearning.com. The conference call can also be accessed at 866-314-4865 (domestic) or 617-213-8050 (international). The access code “23576120” is required to access the call. Please dial in or visit the web site at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning web site approximately two hours following the conclusion of the call.

About Scientific Learning

Scientific Learning produces the patented Fast ForWord® family of products, a series of computer-delivered reading intervention products that complement reading instruction. Based on more than 30 years of neuroscience and cognitive research, Fast ForWord products help children, adolescents, and adults build the cognitive skills critical for improving reading and language skills. For more information about Scientific Learning and its products, visit our Web sites at www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-452-7323.

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, the statements in the Business Outlook section of this release and statements relating to projected levels of revenue, sales, margins, expenses, profit or loss, and other financial results and trends in the education market. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing,  sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; expense levels at the Company; risks associated with litigation and intellectual property; and other risks detailed in the Company’s SEC reports, including but not limited to the 2004 Report on Form 10-K (Part 1. Item 1. Business), filed April 15, 2005, as amended by the Form 10-K/A filed May 26, 2005 and the Report on Form 10-Q filed May 26, 2006 (Part1, Item 2. Management’s Discussion and Analysis).

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SCIENTIFIC LEARNING CORPORATION
STATEMENT OF OPERATIONS
(In thousands, except share and per share amounts)
Unaudited

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Revenues:
Products	$10,856	$5,617	$18,689	$10,878
Service and support	2,423	1,880	4,835	3,656

Total revenues	13,279	7,497	23,524	14,534

Cost of revenues:
Cost of products	622	492	1,055	831
Cost of service and support	1,499	1,202	2,859	2,422

Total cost of revenues	2,121	1,694	3,914	3,253

Gross profit	11,158	5,803	19,610	11,281

Operating expenses:
Sales and marketing	5,063	3,754	9,826	7,581
Research and development	941	820	1,874	1,705
General and administrative	1,637	1,212	3,175	2,223

Total operating expenses	7,641	5,786	14,875	11,509

Operating income (loss)	3,517	17	4,735	(228)

Other income from related party	13	28	25	63
Interest income (expense), net	136	(97)	222	(176)

Net income (loss) before income taxes	3,666	(52)	4,982	(341)
Provision for income taxes	73	—	99	—

Net income (loss)	$3,593	$(52)	$4,883	$(341)

Basic net income (loss) per share:	$0.22	$(0.00)	$0.29	$(0.02)

Shares used in computing basic net income (loss)	16,693,001	16,213,427	16,678,357	16,183,542

Diluted net income (loss) per share:	$0.20	$—	$0.28	$—

Shares used in computing diluted net income (loss)	17,728,408	—	17,697,638	—

SCIENTIFIC LEARNING CORPORATION
BALANCE SHEETS
(In thousands)

	June 30 2005	December 31, 2004

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,267	$10,281
Accounts receivable, net	7,820	5,661
Notes and interest receivable from current and former officers	2,841	3,688
Prepaid expenses and other current assets	1,157	1,306

Total current assets	19,085	20,936

Property and equipment, net	631	755
Other assets	1,111	1,267

Total assets	$20,827	$22,958

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$417	$603
Accrued liabilities	3,900	4,338
Deferred revenue	12,834	19,981

Total current liabilities	17,151	24,922

Deferred revenue, long-term	6,213	5,803
Other liabilities	365	344

Total liabilities	23,729	31,069

Stockholders’ deficit:
Common stock	75,912	75,586
Accumulated deficit	(78,814)	(83,697)

Total stockholders’ deficit	(2,902)	(8,111)

Total liabilities and stockholders’ deficit	$20,827	$22,958

SCIENTIFIC LEARNING CORPORATION
STATEMENT OF CASH FLOWS
(In thousands)

	Six months ended June 30,

	2005	2004

Operating Activities:
Net income (loss)	$4,883	$(341)
Adjustments to reconcile net income (loss) to cash provided by operating activities:		—
Depreciation and amortization	365	381
Increase in interest receivable from current and former officers	(131)	(77)
Amortization of deferred financing costs	—	199
Stock based compensation	113	103
Changes in operating assets and liabilities:	—	—
Accounts receivable	(2,159)	(10,643)
Prepaid expenses and other current assets	149	(10)
Accounts payable	(186)	180
Accrued liabilities	(438)	(469)
Deferred revenues	(6,737)	8,038
Other liabilities	21	21

Net cash provided by (used in) operating activities	(4,095)	(2,618)

Investing Activities:
Purchases of property and equipment, net	(110)	(355)
Repayment on officer loan	978	—

Net cash used in investing activities	868	(355)

Financing Activities:
Proceeds from issuance of common stock, net	213	763
Borrowings under bank line of credit	—	3,000

Net cash provided by (used in) financing activities	213	3,763

(Decrease) increase in cash and cash equivalents	(3,014)	790

Cash and cash equivalents at beginning of period	10,281	3,648

Cash and cash equivalents at end of period	$7,267	$4,438